Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 30, 2025, with respect to the consolidated financial statements of Nvni Group Ltd. included in this Registration Statement F-3 for the year ended December 31, 2024. We consent of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton Auditores Independentes Ltda.

São Paulo

January 26, 2026